Exhibit 4b5i

ROYALTY AGREEMENT

THIS AGREEMENT made the _13th_ day of _December__, 2004;

AMONG:

MINCO PLC, a company duly incorporated under the laws of the Republic of Ireland and having its registered office at 162 Clontarf Road, Dublin 3, Ireland. Registered No. 38384.

(hereinafter called "Minco")

OF THE FIRST PART

AND:

ULSTER MINERALS LIMITED, a company duly incorporated under the laws of Northern Ireland and having its registered office at 43 Market Street, Omagh, County Tyrone, Northern Ireland. Registered No. NI008465

(hereinafter referred to as "Ulster")

OF THE SECOND PART

WHEREAS:

A.

Summit Exploration Limited ("Summit") and Nickelodeon Minerals Inc (“Nickelodeon”) entered into an agreement for the sale and purchase of the entire issued share capital of Ulster (the "First Ulster Agreement") dated as of September 15, 1999;

B.

Under the First Ulster Agreement, Nickelodeon agreed to grant Summit or its nominee a 2% net smelter returns royalty (the "Royalty") on production from the Curraghinalt Deposit (as defined below) owned by Ulster;

C.

Nickelodeon changed its name to Strongbow Resources Inc on 11th July 2000.  It has subsequently changed its name to Strongbow Exploration Inc (“Strongbow”).  For the avoidance of doubt, references to “Strongbow” hereafter shall be taken to include references to Nickelodeon or Strongbow Resources Inc where appropriate in the context;

D.

Summit has assigned its right to be granted the Royalty under the First Ulster Agreement to Minco;

E.

Strongbow, Ulster and Tournigan Gold Corporation ("Tournigan") entered into an agreement  dated February 12, 2004, (the "Second Ulster Agreement") under which Strongbow is to sell and Tournigan is to purchase all of the issued shares of Ulster as at the date of such agreement; and

F.

Strongbow is not prepared to sell Ulster unless it is relieved of its obligations to grant and pay the Royalty and Strongbow, Ulster, Minco and Tournigan have agreed to enter into this agreement (the “Royalty Agreement”) and a royalty novation, assignment, assumption, guarantee and release agreement (the “Royalty Novation Agreement”) to reflect their agreement that, subject to the acquisition of the issued shares of Ulster by Tournigan under the Second Ulster Agreement, Ulster shall be bound by the terms of these agreements the Royalty will be guaranteed by Tournigan as set out in these agreements and Strongbow will be released from its obligations under the First Ulster Agreement in respect of the Royalty in the terms set out in these agreements.

NOW THEREFORE THIS ROYALTY AGREEMENT WITNESSES that in consideration of the following covenants, the completion of the sale of Ulster to Tournigan, the entry into the Royalty Novation Agreement and other good and valuable consideration (the receipt and sufficiency of which is acknowledged by each party) the parties covenant and agree as follows:

1.

GRANT OF ROYALTY

1.1

Ulster (hereinafter called the "Payor") hereby grants the Royalty to Minco (hereinafter called the "Payee"), such Royalty being equal to 2% of net smelter revenues (the “Net Smelter Revenue”), and agrees to pay to the Payee the Royalty in accordance with this Royalty Agreement.

2.

DEFINITIONS AND INTERPRETATION

2.1

The following terms when capitalized shall have the following meanings:

"Commercial Production" means the commercial exploitation of Products from the Curraghinalt Deposit, but does not include milling for the purpose of testing or milling by a pilot plant. Commercial Production shall be deemed to have commenced:

(a)

if a plant is located on the Curraghinalt Deposit, on the first day following the first period of 45 consecutive days during which Products have been produced from the Curraghinalt Deposit at an average rate not less than 80% of the initial design rated capacity of all mines, plants and facilities located on the Curraghinalt Deposit, or

(b)

if no plant is located on the Curraghinalt Deposit, on the first day of the month following the first period of 45 consecutive days during which Products have been shipped from the Curraghinalt Deposit on a reasonably regular basis for the purpose of earning revenue;

"Curraghinalt Deposit" means the deposit more particularly described on the map annexed hereto as Annex I;

"Gross Revenue" means the aggregate of the following amounts received in each quarterly period following the commencement of Commercial Production:

(a)

the revenue received by the Payor from arm's length purchasers of all Product,

(b)

the fair market value of all Product sold by the Payor in such period to persons not dealing at arm's length with the Payor, and

(c)

any proceeds of insurance on the Product; and

"Permissible Deductions" means the aggregate of the following charges (to the extent that they are not deducted by any purchaser in computing payment) that are paid in each quarterly period:

(a)

sales charges levied by any sales agent on the sale of Product,

(b)

transportation costs for Product from the Curraghinalt Deposit to the place of beneficiation, processing or treatment and thence to the place of delivery of Product to a purchaser thereof, including shipping, freight, handling and forwarding expenses,

(c)

all costs, expenses and charges of any nature whatsoever are either paid or incurred by the Payor in connection with refinement or beneficiation of Product after leaving the Curraghinalt Deposit, including all weighing, sampling, assaying and representation costs, metal losses, any umpire charges, and any penalties charged by the processor, refinery or smelter, and

(d)

all insurance costs on Product, and any government royalties, production taxes, severance taxes and sales and other taxes levied on Ore, Product or on the production or value thereof (other than any taxes levied on the income or profit of the Payor), provided that where a cost or expense otherwise constituting a Permissible Deduction is incurred by the Payor in a transaction with a party with whom it is not dealing at arm's length, such cost or expense may be deducted, but only as to the lesser of the actual cost incurred by the Payor or the fair market value thereof, calculated at the time of such transaction and under all the circumstances thereof.

"Products" means minerals derived from operating the Curraghinalt Deposit as a mine to which has been applied the least number of treatments or processes necessary to render the minerals into a substance or state for which there is a commercially significant market, of arm's length sales or purchases between unrelated parties; and

“Property” means the exploration licenses, the prospecting licences, mining leases, mineral concessions and other forms of tenure or other rights to minerals, or to work upon lands for the purpose of searching for, developing or extracting minerals under any forms of mineral title recognized under the laws of Northern Ireland or any subdivision thereof, whether contractual, statutory or otherwise, or any interest therein in respect of the Curraghinalt Deposit as held by Ulster and more particularly described in Schedule “A” hereto, including Folio TY4634 and Folio TY6105L.

2.2

The headings of all the sections in this Royalty Agreement are inserted for convenience of reference only and shall not affect the construction thereof.

3.

CALCULATION AND PAYMENT OF ROYALTY

3.1

The Net Smelter Revenue will be calculated on a calendar quarterly basis and, subject to paragraph 6.1 of this Royalty Agreement, will be equal to Gross Revenue less Permissible Deductions for such quarter.

3.2

The payment on account of the Royalty for each calendar quarter will be calculated and paid within sixty (60) days after the end of each calendar quarter.  Smelter settlement sheets, if any, and a statement setting forth calculations in sufficient detail to show the payment's derivation (the "Statement") must be submitted with the payment.

4.

PROVISIONAL PAYMENT

4.1

In the event that final amounts required for the calculation of the payment on account of the Royalty are not available within the time period referred to in paragraph 3.2 of this Royalty Agreement, then provisional amounts will be estimated and such payment will be paid on the basis of this provisional calculation. Positive or negative adjustments will be made to the payment on account of the Royalty Interest for the succeeding quarter.

5.

RIGHT TO CHALLENGE CALCULATION

5.1

All payments on account of the Royalty will be considered final and in full satisfaction of all obligations of the Payor with respect thereto, unless the Payee delivers to the Payor a written notice (the "Objection Notice") describing and setting forth a specific objection to the calculation thereof within sixty (60) days after receipt by the Payee of the Statement. If the Payee objects to a particular Statement as herein provided, the Payee will, for a period of sixty (60) days after the

Payor's receipt of such Objection Notice, have the right, upon reasonable notice and at reasonable times, to have the Payor's accounts and records relating to the calculation of the payment in question audited by the auditors of the Payee. If such audit determines that there has been a deficiency or an excess in the payment made to the Payee, such deficiency or excess will be resolved by adjusting the next quarterly payment due hereunder. The Payee will pay all the costs and expenses of such audit unless a deficiency of five (5%) percent or more of the amount due is determined to exist. The Payor will pay the costs and expenses of such audit if a deficiency of five (5%) percent or more of the amount due is determined to exist. All books and records used and kept by the Payor to calculate the Royalty due hereunder will be kept in accordance with U.K. generally accepted accounting principles. Failure on the part of the Payee to make a claim against the Payor for adjustment in such sixty (60) day period by delivery of an Objection Notice will conclusively establish the correctness and sufficiency of the Statement and payment on account of the Royalty for such quarter.

6.

HEDGING TRANSACTIONS

6.1

All profits and losses resulting from the Payor engaging in any commodity futures trading, option trading, metals trading, gold loans or any combination thereof, and other hedging transactions with respect to Product (collectively, "Hedging Transactions") are specifically excluded from calculations of the payments on account of the Royalty Interest pursuant to this Agreement (it being the intent of the parties that the Payor will have the unrestricted right to market and sell Product to third parties in any manner it chooses and that the Payee will not have any right to participate in such marketing activities or to share in any profits or losses therefrom). All Hedging Transactions by the Payor and all profits or losses associated therewith, if any, will be solely for the Payor's account. The amount of Net Smelter Revenue derived from all Product subject to Hedging Transactions by the Payor will be determined pursuant to the provisions of this paragraph 6.1 and not paragraph 3.1.  As to precious metals subject to Hedging Transactions by the Payor, Net Smelter Revenue will be determined without reference to Hedging Transactions and will be determined by using:

(a)

for gold, the quarterly average price of gold, which will be calculated by dividing the sum of all London Bullion Market Association P.M. Gold Fix prices reported for the calendar quarter in question by the number of days for which such prices were quoted,

(b)

for silver or platinum group metals ("pgm") the quarterly average price of silver or pgm, which will be calculated by dividing the sum of all New York Commodity Exchange ("COMEX") prices for silver or pgm quoted by and at the closing of COMEX reported for the calendar quarter in question by the number of days for which such prices were quoted, and

(c)

for any other Product subject to Hedging Transactions, the quarterly average price of such Product, which will be calculated:

(i)

if such Product is quoted on COMEX, by dividing the sum of all COMEX prices for such Product quoted by and the closing of COMEX reported for the calendar quarter in question by the number of days for which such prices were quoted, or

(ii)

if such Product is not quoted on COMEX, by reference to such other market or publication which quotes prices for such Product and is generally recognised in the minerals trading industry as being representative of the prevailing market price for such Product during a particular period, the sum of all such quotes reported for the calendar quarter in question being divided in each case by the number of such periods for which such price is quoted in the calendar quarter, in question, less, in each case, an amount reasonably equivalent to the deductions permitted by paragraph 3(b).  Any Product subject to Hedging Transactions will be deemed to be sold, and revenues received therefrom, only on the date of the final settlement of the amount of refined Product allocated to the account of the Payor by a third party refinery in respect of such transactions. Furthermore, the Payor will have no obligation to fulfil any future contracts, forward sales, gold loans or other Hedging Transactions which the Payor may hold with Product.

7.

NO OBLIGATION TO COMMENCE PRODUCTION

7.1

Notwithstanding the foregoing, the Payor is under no obligation whatsoever to place the Curraghinalt Deposit into Commercial Production and if the Curraghinalt Deposit is placed into Commercial Production, the Payor will have the right, in its absolute discretion, at any time to curtail, suspend or terminate such Commercial Production as it deems advisable.

8.

MULTIPLE PAYEES

8.1

If the Royalty becomes payable to two or more parties, those parties will appoint, and will deliver to the Payor a document executed by all of those parties appointing, a single agent or trustee of all such parties to whom the Payor will make all payments on account of the Royalty.  The Payor will have no responsibility as to the division of the Royalty payments among such parties, and if the Payor makes a payment or payments on account of the Royalty in accordance with the provisions of this paragraph 8.1, it will be conclusively deemed that such payment or payments, have been received by all parties entitled thereto. All charges of the agent or trustee will be borne solely by the parties receiving payments on account of the Royalty.

9.

REGISTRATION OF ROYALTIES AS CHARGE

9.1

Payor shall permit Payee and co-operate reasonably with the Payee in the registration of this Royalty Agreement or a caveat providing notice of this Royalty Agreement against title to the Property.

10.

GENERAL

10.1

This Royalty Agreement shall enure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.

10.2

This Royalty Agreement shall be governed by and construed in accordance with the laws of Northern Ireland.  The courts of Northern Ireland shall have exclusive jurisdiction to entertain and determine all disputes and claims arising out of or in any way in connection with the construction, threatened or anticipated breach of this Royalty Agreement, and shall have jurisdiction to hear and determine all questions as to the validity, existence, or unenforceability thereof.

10.3

This Royalty Agreement evidences the entire agreement among the parties hereto and cannot be changed, modified or supplemented except by a supplementary agreement executed by all parties hereto.

10.4

In the event of a sale or disposition of the Property by Ulster to a third party, Ulster may request the approval of Minco for the assumption of this agreement by that third party and a release of Ulster from its obligations under this  Royalty Agreement, such approval and release not to be unreasonably withheld.

10.5

Except as otherwise stated herein, all written notices or other written communications hereunder to any party hereto shall be deemed to be duly given or made when delivered (in the case of personal delivery) and when faxed  (in the case of fax ) to such party addressed to it as its address set forth below:

If to Payors:

Ulster Minerals Limited

43 Market Street

Omagh, County Tyrone

Northern Ireland

Attention: President1

Fax No.: 1-604-683-8340

If to Payee.

Minco Plc

162 Clontarf Road

Dublin 3, Ireland

Attention: Secretary

Fax No.: 353-1-833-3505

or at such other address as such party may hereafter specify for such purpose to the other parties by notice in writing.  A written notice includes a notice by fax.  A notice or other communication received on a non-business day or after business hours in the place of receipt shall be deemed to have been received on the next following business day in such place.  A copy of any written notice or written communication hereunder to any party hereto shall be given to every other party hereto.

10.6

Nothing herein contained shall be construed to constitute the parties hereto as partners or as joint ventures or as agents one for the other and no party shall have the power to obligate or bind any other in any manner whatsoever.

10.7

No error in accounting or in interpretation of the Royalty Agreement shall be the basis for a claim of breach of fiduciary duty, or the like, or give rise to a claim for exemplary or punitive damages or for termination or rescission of the Royalty Agreement or the estate and rights acquired and held by Ulster under the terms of the Royalty Agreement.

IN WITNESS WHEREOF this Royalty Agreement has been executed by the parties hereto as a deed as of the day and year first above written.

EXCUTED AS A DEED by ULSTER

MINERALS LIMITED acting by

[“Garry Stock”

] a director and

[“James Walchuck”

] a director/

EXCUTED AS A DEED by MINCO PLC acting by

[“Terrence McKillen”   ] a director and

[“John Kearney”

] a director/

1

SCHEDULE “A”

PROPERTY DESCRIPTION

Part I: Mineral Properties

•

Crown License 64 96 18 granted May 31, 1996 by the Crown Estate Commissioners (Northern Ireland) to Ulster Minerals Ltd. as Licensee.

•

Crown License 64 96 19 granted May 31, 1996 by the Crown Estate Commissioners (Northern Ireland) to Ulster Minerals Ltd. as Licensee.

•

Prospecting License UM1/02 granted December 31, 2003 by the Department of Enterprises, Trade and Investment (Northern Ireland) to Ulster Minerals Ltd. as Licensee.

•

Prospecting License and UM2/02 granted December 31, 2003 by the Department of Enterprises, Trade and Investment (Northern Ireland) to Ulster Minerals Ltd. as Licensee.

Part II: Lands

•

Leasehold Interest Folio #TY6105L held by Ulster Minerals Ltd.

•

Freehold Interest in Folio #TY4634 held by Ulster Minerals Ltd.